UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
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☐	Definitive Proxy Statement	☑	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

TimefireVR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL DEFINITIVE MATERIALS TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 29, 2018

EXPLANATORY NOTE

These Additional Definitive Materials to Schedule 14A (the “Materials”) are being filed to supplement the definitive Proxy Statement of TimefireVR Inc. (the “Company”) for its Annual Meeting of Stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on October 23, 2018. These Materials provide notice to the Company’s stockholders that the Company has adjourned the Annual Meeting, originally scheduled for November 29, 2018 until 10:00 a.m. (EST) on December 6, 2018 at Nason, Yeager, Gerson, Harris & Fumero P.A., 3001 PGA Blvd, Suite 305, Palm Beach Gardens, FL 33410 and provides additional soliciting materials for the Brokers who have provided votes for the routine matters. The Company is providing the following Materials to the Brokers. The Brokers evidently without instructions from their customers have treated the proposed reverse stock split as non-routine in a manner contrary to the policy of the New York Stock Exchange. Because the Company believes the Brokers to be mistaken, the Company is distributing these Materials. In connection with the Annual Meeting the Company is providing additional information for the Brokers to consider in connection with their votes and is urging the Brokers who have voted against the Company’s reverse stock split to revise their votes on the grounds that the proposed reverse split and each of the three ratios is “routine.”

In order to remain operational, the Company raised money from hedge funds. Each financing required the Company to effect a reverse stock split or increase its authorized capital in order to permit the Company to reserve additional shares of the Company’s common stock for the convertible securities issued in the financings. On October 27, 2017, the Company closed on an offering of convertible notes with two institutional investors in the principal amount of $70,000 (the “October Notes”). On December 21, 2017, the Company closed on an offering with three institutional investors, including the two holders of the October Notes, pursuant to which the Company issued and sold convertible notes in the aggregate principal amount of $703,947 (the “December Notes”). On March 6, 2018, the Company closed on a private placement offering with the investors in the December Notes pursuant to which the Company issued and sold Senior Secured Convertible Notes (the “March Notes” collectively with the October Notes and the December Notes the “Financing Notes”) to the investors in the aggregate principal amount of $1,052,632 with an original issue discount of 5% and received gross proceeds of $1,000,000. The Financing Notes are convertible into common stock of the Company at $0.03 per share. As is typical in such financings, the Company agreed to reserve a number of authorized but unissued shares of common stock in connection with the Financing Notes, each of which provided that the Company would reserve shares to cover the Financing Notes.

Further, the Company’s Certificate of Designations (the “COD”) for the Company’s Series E Convertible Preferred Stock (“Series E”) requires additional shares be reserved in order to comply with the terms of the COD. Effective January 3, 2018, the Company authorized the issuance of up to 305,000 shares of Series E, with each share convertible into 1,000 shares of common stock.  As of the record date for the Annual Meeting there were a total of 122,190 shares of Series E outstanding. The Company is required to reserve additional shares of common stock to cover its obligations under the Series E and certain of the Financing Notes.

As is typical with these kinds of private placements, the investors were primarily looking to convert their convertible notes in order to recoup their investments and hopefully make a profit at a sufficient level to justify the high degree of risk. At all relevant times, the Company lacked the ability to repay the Financing Notes. Accordingly, the Securities Purchase Agreements contained covenants requiring the Company to either effect a reverse stock split or increase its authorized capital as described below. As a practical matter, due to the low price of the Company’s common stock an increase in authorized capital would cause substantial harm to investors since at a sub-penny level almost no brokers will permit customers to buy or sell the Company’s common stock.

The Company must obtain approval of the reverse stock split or face disastrous consequences including closing its doors.

The Company is unable to reserve a sufficient number of shares of common stock to cover all of the required reserves under the Financing Notes and the COD. As a result, the Company is currently in default on its obligations to the lenders in the Financing Notes and the Holders of the Series E. Further, the Company undertook an obligation in the Securities Purchase Agreement for the March Notes to hold an annual meeting of stockholders to effect a reverse stock split of the Company’s common stock. That covenant requires the Company to continue to hold stockholder meetings until it complies with the authorized capital covenant. If the Company is unable to effect the reverse stock split the Company will face legal and financial penalties that will likely result in the Company being unable to continue its operations and force the Company to close its doors.

The Company presently has very limited capital and cannot raise sufficient capital to meet its working capital needs. At September 30, 2018, the Company had a significant working capital deficit and less than $14,000 in cash. On an interim basis, the Company borrowed $75,000 from an investor which is due in early 2019. The Company has $1,982,829 in convertible notes due April 15, 2019 which will convert above the current market price of the Company’s common stock. As a result the holders of the convertible notes are unlikely to convert their notes into shares of common stock and the Company will need to repay the notes. As a practical matter, the Company must raise additional capital to pay its notes or extend the term of the notes in order to avoid becoming in default on the notes. Further, the Company must raise additional capital to fund its operations including paying its auditors for the 2018 audit. The Company has been advised that the holders of the Company’s notes, including the Financing Notes, will not extend the term of the notes and that no further funding will come unless it effects the reverse stock split.

Under these circumstances, the Company is therefore urging the Brokers to view the circumstances and agree with the Company’s conclusion that the proposed reverse split is routine and therefore vote for the Company’s proposed reverse stock split ratios in order to enable the Company to fulfill its obligations under the Financing Notes and the COD and remain in operation.